Exhibit 16.1

June 9, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Dun & Bradstreet Corporation pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Dun & Bradstreet Holdings, Inc. dated June 9, 2020.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York

Attachment

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 12, 2019, the audit committee of the board of directors dismissed PricewaterhouseCoopers LLP (“PwC”), effective as of August 13, 2019, and retained KPMG LLP (“KPMG”) as our independent registered public accounting firm on September 5, 2019.

PwC’s reports on the Company’s two most recent fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

We had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused PwC to make reference in connection with its opinion to the subject matter of the disagreement during its audits for each of the two fiscal years prior to its dismissal or the subsequent interim period through August 13, 2019. During the two most recent fiscal years preceding PwC’s dismissal, and the subsequent interim period through August 13, 2019, there were no “reportable Events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided PwC with a copy of the foregoing disclosure and have requested that PwC furnish us with a letter addressed to the SEC stating whether PwC agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from PwC, dated June 9, 2020, is filed as an exhibit to the registration statement of which this prospectus is a part.

During the two years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through August 13, 2019, neither we, nor anyone acting on our behalf, consulted with KPMG on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our audited financial statements, and neither a written report nor oral advice was provided to us by KPMG that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or any other matter that was the subject of a disagreement as to the accounting, auditing or financial reporting issue or any other matter that was the subject of a disagreement as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.